EXHIBIT 10.1

DEVELOPMENT AND SERVICES AGREEMENT

This DEVELOPMENT AND SERVICES AGREEMENT (this “Agreement”) is dated as of this 30th day of July, 2009 (the “Effective Date”), by and between QN Diagnostics, LLC, a Delaware limited liability company (“QND”) and QuantRx Biomedical Corporation, a Nevada corporation (“QuantRx”).

RECITALS

WHEREAS, as set forth in the Limited Liability Company Agreement of QN Diagnostics, LLC, of even date hereof, entered into by and between NuRx Pharmaceuticals, Inc. (“NuRx”) and QuantRx (the “LLC Agreement”), NuRx and QuantRx each contributed certain capital and assets and formed QND;

WHEREAS, the LLC Agreement provides that QuantRx shall enter into a development and services agreement with QND pursuant to which QuantRx shall provide certain development, regulatory and manufacturing services to QND with respect to the Lateral Flow Products (as defined in the LLC Agreement); and

WHEREAS, the parties desire hereby to set forth the terms and conditions upon which QuantRx shall provide such services to QND.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.

“Affiliate” shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with the first Person.

“Budget” shall have the meaning specified in Section 3.1.

“Claims and Losses” shall have the meaning specified in Section 9.1.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a party (the “Disclosing Party”), including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.  Information shall not be deemed Confidential Information hereunder if (a) such information becomes available to or known by the public generally through no fault of the party receiving such information (the “Receiving Party”); (b) disclosure is required by law or the order of any governmental authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (b), the Receiving Party shall, if possible, give prior written notice thereof to the Disclosing Party and, at the Disclosing Party’s election, either provide the Disclosing Party with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Fees” shall have the meaning specified in Section 3.1.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (a) Patents, Trade Secrets, Copyrights and Trademarks, and (b) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Key Employees” shall mean those persons identified on Exhibit B.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Person” means an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party.  In addition, all Affiliates of QuantRx shall be deemed to be “Representatives” of QuantRx.

“Service” (and, with correlative meaning, “Services”) shall have the meaning specified in Section 2.1.

“Tooling” shall mean all tools and hardware that are acquired, developed or used in the performance of the Services.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide QuantRx with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Work Product” shall mean (a) all Intellectual Property Rights and any related work-in-progress, improvements or modifications to any Intellectual Property Rights that are created, developed or conceived (alone or with others) in connection with the Services, and (b) all regulatory filings, approvals, data and information related to the Lateral Flow Products.  Work Product shall include, without limitation, all materials required to be delivered to QND under this Agreement.

2.           Provision of Services; Standard of Performance.

2.1           Commencing on the date hereof, QuantRx shall provide to QND the services specified on Exhibit A attached hereto (the “Services”) for the period of time specified thereon, unless this Agreement is earlier terminated or extended in accordance with the terms hereof.

2.2           The parties agree to fully cooperate in good faith with each other in connection with the provision of the Services and the matters related to or arising hereunder, including, without limitation, QuantRx’s cooperation with QND to enable QND to establish its own infrastructure to perform the Services independently of QuantRx as may be agreed upon by NuRx and QuantRx after the Effective Date.

2.3           QuantRx agrees during the term of this Agreement not to accept work or enter into any agreement or accept any obligation that would cause QuantRx to breach its obligations under this Agreement.

2.4           In the performance of the Services, QuantRx shall (a) enter into an employment offer letter that is reasonably satisfactory to NuRx with William Fleming prior to Closing, and (b) enter into employment offer letters that are reasonably satisfactory to NuRx with each of Messrs. Buck and Burjess-Cassler within 45 days after the Closing, and shall use commercially reasonable efforts to primarily utilize the services of the Key Employees.  QuantRx represents that it has never been, and that none of its employees or other persons engaged by QuantRx has ever been, (r) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (s) convicted of a crime for which a person can be debarred, (t) threatened to be debarred, or (u) indicted for a crime or otherwise engaged in conduct for which a person can be debarred.  QuantRx immediately shall notify QND in writing of any such debarment, conviction, threat, or indictment.  The terms of the proceeding sentence shall survive the expiration or termination of this Agreement for a period of three (3) years.

3.           Payment.

3.1           QND shall pay to QuantRx on the first business day of each month a monthly payment for the Services performed by QuantRx (the “Fee(s)”) as specified in the Preliminary Project Plan and Budget attached as Exhibit C (the “Budget”).  The Budget and monthly Fees may be adjusted upon mutual written agreement of the parties.

3.2           If QuantRx has costs for the Services in a month that are in excess of the monthly Fee, then QuantRx will submit a request for additional funds at the time QuantRx submits the detailed cost accounting for such month in accordance with Section 3.3.  QND shall have a period of five (5) days after receipt of such request and detailed cost accounting to accept or reject such request, provided that such acceptance shall not be unreasonably withheld.  If QND accepts such request, then QND shall pay such additional amount within five (5) days after notice of acceptance.  Notwithstanding the foregoing, in no event shall the Fees (including any such additional amounts described in this Section 3.2) exceed $3,700,000 in the aggregate.

3.3           QND shall pay the Fees for each month on the first day of such month in advance.  Within ten (10) days of the end of each month, QuantRx shall deliver a detailed accounting of the costs for the preceding month including a report of the monthly and project-to-date budget-to-actual costs, costs to complete each project, and such other reports as reasonably requested by QND.  QuantRx acknowledges and agrees that QND shall not be liable for making any further payment of the Fees if (i) QuantRx fails to reach any of the Milestones by the expiration of the applicable Milestone Cure Period (as such terms are defined in the LLC Agreement), or (ii) QuantRx breaches any of its obligations under this Agreement, the LLC Agreement or the Related Agreements (as defined in the LLC Agreement).

3.4           QuantRx acknowledges that the Fees for a calendar month may be less than the actual costs to QuantRx to perform the Services for such month, and QuantRx agrees that QuantRx shall continue to perform the Services and, unless the parties mutually agree in writing, QND shall not be liable for any additional amounts for the Services in excess of the Fees.

4.           Term and Termination.

4.1           Unless earlier terminated in accordance with the terms of this Section 4, this Agreement shall commence on the date hereof and shall terminate one (1) year after the Effective Date.

4.2           If QND desires to extend the term of this Agreement, QND shall give QuantRx thirty (30) days’ prior written notice, which notice shall include reasonable details relating to such extension.  QND and QuantRx shall negotiate in good faith regarding any such extended term.  If the parties reach agreement during such 30-day period, such agreement not to be unreasonably withheld by QuantRx, Section 4.1 shall thereafter be amended to include the extended term.  Otherwise, this Agreement shall automatically terminate.

4.3           QND shall have the right to terminate this Agreement if QuantRx fails to meet any of the Milestones or if the LLC Agreement is terminated.

4.4           This Agreement may be terminated by either party upon written notice to the other party if the other party defaults in the performance of any of its material obligations under this Agreement and such default shall continue and not be remedied for a period of thirty (30) days after receipt of prior written notice stating that a default has occurred.

4.5           The provisions of Sections 4.5, 5, 9, 14 and 17 shall survive any termination of this Agreement.

5.           Intellectual Property.

5.1           QND hereby grants to QuantRx, under all Intellectual Property Rights owned by QND, a non-exclusive right and license to perform the Services in accordance with this Agreement.

5.2           All Work Product shall be the sole property of QND, with QND having the right to obtain and hold in its own name all Intellectual Property Rights in and to such Work Product.  QuantRx hereby irrevocably assigns and agrees to assign to QND, without additional consideration, all right, title and interest in and to all Work Product, whether currently existing or created or developed later, including, without limitation, all Intellectual Property Rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof.  QuantRx shall (i) disclose promptly to QND all Work Product, and (ii) whether during or after the term of this Agreement, at QND’s expense, execute such written instruments and do such other acts as may be necessary in the opinion of QND to obtain a patent, register a copyright, transfer a regulatory approval or otherwise evidence or enforce QND’s rights in and to such Work Product (and QuantRx hereby irrevocably appoints QND and any of its officers as its attorney in fact to undertake such acts in its name).

5.3           Upon termination of this Agreement, or at any time QND requests, QuantRx shall deliver immediately to QND all property belonging to QND, including all (a) Work Product then in progress, (b) Tooling and (c) all material in QuantRx’s possession containing Confidential Information of QND and any copies thereof, whether prepared by QuantRx or others.

6.           Representations. QuantRx represents, warrants and covenants that: (a) QuantRx has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) QuantRx’s execution of and performance under this Agreement shall not breach any written agreement with any third party or any obligation owed by QuantRx to any third party to keep any information or materials in confidence or in trust; (c) the Services, including, without limitation, any deliverables required hereunder, shall substantially conform to any specifications for such Services and/or deliverables as set forth or referenced on Exhibit A; (d) the Work Product shall be the original work of QuantRx, and any persons involved in the development of Work Product have executed (or prior to any such involvement, shall execute) a written agreement with QuantRx in which such persons (i) assign to QuantRx all right, title and interest in and to the Work Product in order that QuantRx may fully grant the rights to QND as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations no less restrictive than those set forth in this Agreement; (e) QuantRx has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; and (f) to the knowledge of QuantRx, the Services do not infringe, misappropriate or violate any Intellectual Property Right of any third party.

7.           Covenants.  The Services and Work Product shall not infringe, misappropriate or materially violate any Intellectual Property Right of any third party; and neither the Work Product nor any element thereof shall be subject to any material restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

8.            Independent Contractor.  Each of QND and QuantRx shall be an independent contractor in the performance of its respective obligations hereunder.  Nothing in this Agreement shall create or be deemed to create a partnership, joint venture or a relationship of principal and agent or of employer and employee between QND and QuantRx, or between any of the Representatives, contractors or suppliers of QND, on the one hand, and of QuantRx, on the other hand.

9.           Indemnification; Insurance.

9.1           QuantRx shall indemnify and hold harmless, and at QND’s request defend, QND and its Affiliates, successors and assigns (and its and their officers, directors and employees) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) (collectively, “Claims and Losses”) which arise out of or relate to (a) any material breach of this Agreement by QuantRx, including, without limitation, any material breach of any representation or warranty of QuantRx set forth in Section 6.  Notwithstanding anything to the contrary set forth in this Section 9.1, (i) QuantRx shall not be obligated to indemnify QND or any of its Affiliate, successors and assigns (and its and their officers, directors and employees) until Claims and Losses incurred exceed $25,000 in the aggregate and (ii) the maximum amount of indemnifiable Claims and Losses that may be recovered under this Section 9.1 shall not exceed $5,000,000.

9.2           Commencing on the date that is thirty (30) days after the date hereof, QuantRx will maintain during the term of this Agreement and for three (3) years after termination or expiration of this Agreement commercial general liability insurance from a minimum “A-” AM Bests rated insurance company, including contractual liability, with coverage limits of not less than five (5) million per occurrence and ten (10) million in the aggregate.  The minimum level of insurance set forth herein shall not be construed to create a limit on QuantRx’s liability hereunder.  Such policies shall name QND and its Affiliates as additional insured and provide a waiver of subrogation in favor of QND and its Affiliates.  QND shall pay all premiums and other costs and expenses related to such commercial general liability insurance to the extent (i) the Services performed under this Agreement increase such premiums or directly result in other costs and expenses, and (ii) such premiums, costs and other expenses are reasonable and customary in nature.

10.         Amendments and Waivers.  This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties.  Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to QuantRx:	QuantRx Biomedical Corporation
100 S. Main Street, Suite 300
Doylestown, PA 18901
Facsimile No.: (267) 880-1596
Attention: Sasha Afanassiev, CFO

If to QND:	QN Diagnostics, LLC
c/o QuantRx Biomedical Corporation
5920 NE 112th Avenue
Portland, OR 97220
Facsimile No.: (503) 252-9732
Attention: Manager

12.         Severability.  If any provision of this Agreement, or the application of any such provision to any person or entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

13.         Counterparts.  This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

14.         Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

15.         Successors and Assigns.  QuantRx shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of QND; provided, however, that QuantRx shall be permitted to assign its rights and obligations under this Agreement to any of its Affiliates, provided that in the case of any such assignment, QuantRx shall remain primarily responsible and liable for its obligations hereunder and QuantRx shall use commercially reasonable efforts to ensure that the Key Employees continue to perform the Services.  Any purported assignment or other disposition by QuantRx, except as permitted herein, shall be null and void.  For purposes of this section, the terms “assign” and “assignment” shall be deemed to include (i) a merger in which a party hereto is not the surviving entity, (ii) a consolidation or division of a party hereto, (iii) a sale of all or substantially all of the assets of a party hereto, or (iv) a change of control resulting from a sale or repurchase of shares or similar transaction involving a party hereto.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

16.         Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the Services and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.  The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

17.         Construction.  The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.  Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.

QN DIAGNOSTICS, LLC

By: QuantRx Biomedical Corporation

	By:	/s/ Walter Witoshkin
Title: Chief Executive Officer

By: NuRx Pharmaceuticals, Inc.

	By:	/s/ Dr. Harin Padma-Nathan
Title: Chief Executive Officer

QUANTRX BIOMEDICAL CORPORATION

By: /s/	Walter Witoshkin
Name: Walter Witoshkin
Title: Chief Executive Officer

EXHIBIT A

Services

1.           QuantRx shall provide all services, supplies, equipment and facilities needed by QND to continue the research, development, regulatory approval and commercialization of the Lateral Flow Products, such as accounting, administration, management, research and development, clinical trials management, marketing, procurement, inventory control, warehousing, office space, insurance, administrations and communications services.

2.           QuantRx shall arrange and implement manufacturing capabilities for the Lateral Flow Products, and shall maintain necessary capacity for such manufacturing.

3.           QuantRx shall plan and conduct any necessary clinical studies, and obtain in QND’s name any governmental regulatory approvals, which may be needed for manufacturing, marketing and selling the Lateral Flow Products.  All regulatory approvals for the Lateral Flow Products will be transferred by QuantRx and held in the name of QND.

1

EXHIBIT B

Key Employees

1

EXHIBIT C
Preliminary Project Plan and Budget
1